Exhibit 21.1
SUBSIDIARIES OF ZILLOW GROUP, INC.
The following is a list of subsidiaries of the company as of December 31, 2018, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name	Place of Organization

MFTB Holdco, Inc.	Washington Corporation

Zillow, Inc.	Washington Corporation

Zillow Group Marketplace, Inc.	Washington Corporation

Zillow (Canada), Inc.	British Columbia Corporation

Trulia, LLC	Delaware Limited Liability Company

Naked Apartments, LLC	Delaware Limited Liability Company

Bridge Interactive Group, LLC	Georgia Limited Liability Company

DotLoop, LLC	Delaware Limited Liability Company

FastStart Real Estate Services Holdco, Inc.	Washington Corporation

FastStart Real Estate Services, LLC	Nevada Limited Liability Company

RealEstate.com Inc.	Nevada Corporation

FastStart Real Estate Services (Canada) Corporation	Nova Scotia Corporation

FastStart Real Estate Services (California), Inc.	Nevada Corporation

New Home Feed, Inc.	California Corporation

Signpost Homes, Inc.	Washington Corporation

Mortgage Lenders of America, L.L.C.	Kansas Limited Liability Company

SPH Property One, LLC	Delaware Limited Liability Company

ZGM Holdco, Inc.	Washington Corporation